EXHIBIT 10.1

   On September 29, 2017, the Board of Directors of First BanCorp. (the “Board”) approved the following reduced compensation structure for Roberto R. Herencia for the twelve-month periods effective from May to April of 2018, 2019 and 2020, subject to his re-election by the stockholders at the annual meeting of stockholders as a director for each of the covered twelve-month periods and his remaining the non-management Chairman of the Board and Chairman of the Board of Directors of FirstBank Puerto Rico (the “Bank”):

•         $400,000 per twelve-month period in a retainer payable monthly for his services as the non-management Chairman of the Board and Chairman of the Board of Directors of the Bank.

•         A special cash incentive, payable semi-annually in September and March, in the following aggregate amounts in each twelve-month period:

☐     2018 - $500,000 (consisting of $250,000 payable in September 2018 and $250,000 payable in March 2019)

☐     2019 - $400,000 (consisting of $200,000 payable in September 2019 and $200,000 payable in March 2020)

☐     2020 - $300,000 (consisting of $150,000 payable in September 2020 and $150,000 payable in March 2021)

•         A restricted stock grant in September of each of 2018, 2019 and 2020 having the following values at the time of grant and vesting in one year except for the final 2020 restricted stock award, which would vest immediately:

☐     2018 - $300,000

☐     2019 - $200,000

☐     2020 - $100,000

   Subject to any regulatory or legal requirements, the existing clawback of the unearned portion of Mr. Herencia’s special cash incentive will no longer be subject to repayment to the Corporation upon a termination for cause or resignation.

   In connection with the performance of his duties as non-management chairman, Mr. Herencia will continue to be entitled to reimbursement for his health insurance but such reimbursement will be subject to a limitation to be determined based on expected total expenses.

   As  result, Mr. Herencia will receive reduced total annual compensation for the years 2018, 2019, and 2020, which would run from  May to April during those periods, of $1.2 million, $1 million and $800,000, respectively (from a total of $1.6 million for 2017).

    On August 30, 2017, upon the recommendation of the Compensation & Benefits Committee, the Board of Directors of First BanCorp. (the “Corporation”) approved a change to the compensation structure for non-employee directors, effective as of September 1, 2017.  In this regard, the Board of Directors approved an increase in the value of the annual grant of restricted stock to $40,000 from $25,000.  Following is a description of the revised compensation structure for non-employee directors:

   Each director is paid fees for services as a Director in a total amount equal to $115,000 per year (such amount, the “Annual Fee”). The Annual Fee is payable $75,000 in cash (the “Annual Retainer”) and $40,000 in the form of an annual grant of restricted stock (the “Restricted Stock”), under the First BanCorp Omnibus Incentive Plan, as amended. The Annual Retainer shall be paid in equal installments on a monthly basis over a twelve-month period. The Restricted Stock shall be subject to a twelve-month vesting period. In addition, the Directors receive additional compensation in the form of retainers depending upon the Board committees on which they serve, as follows:

•	$25,000 additional annual cash retainer for the Chair of the Audit Committee;

•	$25,000 additional annual cash retainer for the Chair of the Credit Committee;

•	$25,000 additional annual cash retainer for the Chair of the Risk Committee;

•	$5,000 additional annual cash retainer for the Chairs of the Compensation, Corporate Governance and Nominating, Asset/Liability and Compliance Committees; and

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$5,000 additional annual cash retainer for each member of the Audit, Credit, and Risk Committees other than the Chairs of such committees who receive the previously identified cash retainers of $25,000.

    Non-management directors are expected to hold an investment position in our Common Stock having a market value equivalent to at least $150,000.  New directors are required to achieve the ownership goal within three years after the director’s initial appointment to the Board.